Exhibit 99.1

NEWS RELEASE

Contact:	Suzy W. Taylor
866-652-1810

FirstCity Financial Provides Update on Lawsuit

Regarding Demutualization Proceeds

WACO, TEXAS  June 8, 2009 — FirstCity Financial Corporation (NASDAQ: FCFC) today announced that on June 4, 2009, the Company received notice of the issuance of an opinion by the Court of Appeals for the First District of Texas in FCLT Loans Asset Corp. and Timothy J. Blair, class representative v. FirstCity Financial Corporation in which the Court of Appeals denied the joint motion of the parties to the suit to abate the appeal, reversed the judgment in favor of FirstCity and remanded the case to the trial court. The Court held that JPMorgan, as successor trustee, is the legal owner of the demutualized proceeds interpled by Prudential Financial, Inc., and that the trustee’s participation is necessary to determine the appropriate disbursement of the demutualization proceeds.

The Interpleader Suit was originally filed by Prudential to determine the ownership of stock and dividends that became available as a result of the demutualization of Prudential Insurance Company of America (“Prudential Insurance”). On March 21, 2006, the trial court entered an order granting FirstCity’s motion for partial summary judgment and rendered judgment in favor of FirstCity as to the ownership of the demutualization proceeds. On November 25, 2008, the parties to the suit reached a preliminary agreement to settle the lawsuit involving the disputed ownership of approximately $18.6 million of proceeds from the demutualization of Prudential Insurance Company. A court-ordered mediation had been held on November 18, 2008 and following the unsuccessful mediation the mediator submitted the mediator’s proposal to the three claimants. The mediator’s proposal accepted by the claimants on November 25, 2008 provided for each of the parties to receive 25% of the demutualization proceeds (approximately $4,650,000 each) upon approval of the settlement by the trial court, and for the remaining 25% ($4,650,000) to be held pending the determination of the appeal by the Court of Appeals. The settlement was subject to the approval by the Court of Appeals of the motion to abate the appeal to allow the trial court to consider approval of the settlement involving the class of former employees, which motion was denied by the Court of Appeals in its opinion.

FirstCity Financial Corporation is a diversified financial services company with operations dedicated primarily to distressed asset acquisitions and special situations investments. FirstCity has offices in the U.S. and affiliate organizations in Europe and Latin America. FirstCity common stock is listed on the NASDAQ Global Select Market (NASDAQ: FCFC).